Exhibit 23.1

MAZARS


                         CONSENT OF INDEPENDENT AUDITOR


We hereby consent to the incorporation by reference in this registration statement of Elbit Medical Imaging Ltd. on Form S-8 (relating to the registration of shares to be used under the Elbit Medical Imaging Ltd. 2001 Incentive Plan to Employees and Officers, File Number 333-117509) of our report dated March 21, 2005 relating to the financial statements of B.E.A. Hotels N.V. for the year ended December 31, 2004, which are included in Elbit Medical Imaging Ltd. Annual Report on Form 20-F.


MAZARS PAARDEKOOPER HOFFMAN

Amsterdam, June 30, 2005






MAZARS PAAROFKOOPFR HUFFMAN

MAZARS Tower, DELFLANDLAAN 1 - Postbus 7266 - 1007 JG AMSTERDAM - amsterdam@mazars.nl

TEL: 020 - 2060500  FAX. 020 - 6448051


ACCOUNTANTS - BELASTINGADVISEURS -JURiDISCH ADVISEURS - ORGANISATIEoADVISEURS MAZARS PAARDEKOOPER HOFFMAN IS EEN MAATSCHAP MEDE BESTAANDE UIT
PRAKTIJKYENNOOTSCHAPPEN